CONSENT OF NATIONAL CORN GROWERS ASSOCIATION, INC.

The National Corn Growers Association, Inc. (“NCGA”) hereby consents to the placement of the NCGA’s logo on the front cover of the prospectus constituting a part of the Registration Statement on Form N-2 filed by National Renewable Energy Investment Fund (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 7,762,500 shares of common stock of the Company (the “Registration Statement”). In giving this consent, the NCGA does not hereby admit that the NCGA is in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission with respect to any part of the Registration Statement.

January 23, 2009

NATIONAL CORN GROWERS ASSOCIATION, INC.

By:	/s/ S. Richard Tolman
Name:	S. Richard Tolman
Title:	Chief Executive Officer